Exhibit 99.1



 U. S. STEEL ANNOUNCES COMPLETION OF PUBLIC OFFERING OF COMMON STOCK AND SENIOR
                           CONVERTIBLE NOTES OFFERINGS

     PITTSBURGH, MAY 4, 2009 - United States Steel Corporation (NYSE: X) announced today that it had completed its public offering of $862,500,000 principal amount of 4% Senior Convertible Notes due 2014 and 27,140,000 shares of its Common Stock which includes $112,500,000 aggregate principal amount of Notes and 3,540,000 shares of common stock subject to the underwriters' over-allotment options which was exercised in full. U. S. Steel received net proceeds of approximately $1,496 million and intends to use $655 million to repay all amounts outstanding under its three-year term loan due October 2010 and five-year term loan due May 2012. The remainder of the proceeds will be used for general corporate purposes. After this offering, U. S. Steel has approximately 143,315,000 shares of Common Stock outstanding.

                                      -oOo-

For more information about U. S. Steel, visit www.ussteel.com.